State of Delaware
Secretary of State
Division of Corporations
Delivered 11:59 AM 12/20/2013
FILED 11:51 AM 12/20/2013
SRV 131457987 - 5453578 FILE

STATE *of* DELAWARE
CERTIFICATE *of* INCORPORATION
A STOCK CORPORATION

- **First:** The name of this Corporation is DINOCO OIL, Inc. ______________________________________.
- **Second:** Its registered office in the State of Delaware is to be located at 16192 Coastal Highway Street, in the City of Lewes County of Sussex Zip Code 19958 . The registered agent in charge thereof is Harvard Business Services, Inc. ______________________________________.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

- **Fourth:** The amount of the total stock of this corporation is authorized to issue is 3,000,000,000 shares (number of authorized shares) with a par value of 0.0000010000 per share.
- **Fifth:** The name and mailing address of the incorporator are as follows:
  Name Joseph Lacome
  Mailing Address 6932 Newman Blvd.
  Kyle, TX Zip Code 78640
- **I, The Undersigned,** for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 20TH day of DECEMBER, A.D. 20 13 .

BY: ______________________
(Incorporator)

NAME: JOSEPH LACOME
(type or print)